Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Arrow Financial Corporation

We consent to incorporation by reference in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Arrow Financial Corporation relating to the Arrow Financial Corporation 2000 Employee Stock Purchase Plan, of our report dated January 21, 2000, relating to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of Arrow Financial Corporation. We also consent to the reference to our firm under the heading " Independent Accountants" in the prospectus.

/s/ KPMG LLP

Albany, New York

October 31, 2000